Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Gaylord Entertainment Company 2006 Omnibus Incentive Plan of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Gaylord Entertainment Company included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Gaylord Entertainment Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gaylord Entertainment Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
August 7, 2006